UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2017

Independence Bancshares, Inc.
(Exact name of registrant
as specified in its charter)

South Carolina	333-121485	20-1734180
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

500 East Washington Street, Greenville, South Carolina, 29601
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (864) 672-1776

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 25, 2017, Independence Bancshares, Inc. (the “Company”), the holding company for Independence National Bank, Greenville, South Carolina, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Reliance Bancshares, Inc. (“First Reliance”), the holding company for First Reliance Bank, Florence, South Carolina, which provides that, subject to the terms and conditions set forth in the Merger Agreement, the Company will merge with and into First Reliance, with First Reliance as the surviving corporation (the “Merger”). In addition, concurrently with or as soon as practicable following the Merger, Independence National Bank (the “Bank”) will be merged with and into First Reliance Bank.

Under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock, $0.01 par value per share, of the Company (“Independence Common Stock”) will be converted into the right to receive cash in the amount of $0.125 (the “Per Common Share Merger Price”). Immediately prior to the Effective Time, each outstanding share of Series A Preferred Stock, $0.01 par value per share, of the Company (the “Independence Preferred Stock”) will be redeemed for its stated per share redemption price by the payment of cash in the amount of $1,000. As of September 25, 2017, the Company had 20,502,760 shares of Independence Common Stock outstanding and 8,425 shares of Independence Preferred Stock outstanding. The Merger Agreement also includes provisions that address the treatment of the outstanding equity awards of the Company in the Merger. The parties anticipate closing the Merger during the first quarter of 2018.

The Merger Agreement has been unanimously approved by the boards of directors of each of the Company and First Reliance. The closing of the Merger is subject to the required approval of the Company’s shareholders, requisite regulatory approvals, and other customary closing conditions.

The Merger Agreement contains usual and customary representations and warranties that the Company and First Reliance made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and First Reliance, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and First Reliance rather than establishing matters as facts.

The Merger Agreement provides certain termination rights for both the Company and First Reliance and further provides that a termination fee of $500,000 will be payable by the Company upon termination of the Merger Agreement under certain circumstances, including if the Company or its board of directors withdraws or modifies or qualifies in a manner adverse to First Reliance, its recommendation that its shareholders vote in favor of the Merger Agreement and the transactions contemplated thereby.

The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the complete text of such document, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference. The related press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Participants in the Merger Solicitation.

The Company and First Reliance, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in respect of the Merger. Information regarding the directors and executive officers of the Company and First Reliance and other persons who may be deemed participants in the solicitation of the shareholders of the Company in connection with the Merger will be included in the proxy statement for the Company’s special meeting of shareholders, which will be filed by the Company with the SEC. Information about the Company’s directors and executive officers can also be found in the Company’s Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC on March 24, 2017, and other documents subsequently filed by the Company with the SEC. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant documents regarding the Merger filed with the SEC when they become available.

Item 5.02(e). Compensatory Arrangements of Certain Officers.

On September 25, 2017, Lawrence R. Miller, the Chief Executive Officer of the Company, entered into an amendment to his Amended and Restated Employment Agreement with the Company and the Bank that will become effective upon the consummation of the Mergers. This amendment provides that Mr. Miller’s Amended and Restated Employment Agreement may be terminated effective immediately following a change of control, but that (subject to payment of severance) a one-year restrictive covenant term would then apply following such change of control.

The above is a summary of the amendment to the Amended and Restated Employment Agreement and is qualified by reference in its entirety to this amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

On September 25, 2017, Martha L. Long, the Chief Financial Officer of the Company, and E. Fred Moore, the Chief Credit Officer of the Company, each entered into an a non-solicitation agreement with First Reliance that will prohibit them from recruiting employees and soliciting customers of First Reliance until the later of two years after the Merger or one year following the termination of their service as an employee or consultant of First Reliance Bank. They will both also be subject to confidentiality obligations during this term, which will become effective upon the consummation of the Mergers.

The above are summaries of the Non-Solicitation Agreements with Ms. Long and Mr. Moore and are qualified by reference in their entirety to the agreements, which are attached hereto as Exhibits 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 25, 2017, the Company’s board of directors approved an Amendment to its Amended and Restated bylaws (the “Amendment”) to add Article 9, which requires that certain types of actions, including certain actions brought against the Company or its directors or officers, be brought in South Carolina courts. The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01. Other Events

On September 25, 2017, the Company and First Reliance issued a joint press release announcing the execution of the Merger Agreement. The complete text of the joint press release is attached to this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of September 25, 2017, by and among First Reliance Bancshares, Inc., FR Merger Subsidiary, Inc., and the Company
3.1	Amendment to Amended and Restated Bylaws of the Company, dated as of September 25, 2017
10.1	Amendment to Amended and Restated Employment Agreement, dated as of September 25, 2017, by and among the Company, the Bank and Lawrence R. Miller
10.2	Non-Solicitation Agreement, dated as of September 25, 2017, by and between First Reliance Bancshares, Inc. and Martha L. Long
10.3	Non-Solicitation Agreement, dated as of September 25, 2017, by and between First Reliance Bancshares, Inc. and E. Fred Moore
99.1	Press release dated September 25, 2017 announcing the Merger Agreement

Cautionary Statements Regarding Forward-Looking Information.

This Current Report contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.

Factors that could cause or contribute to such differences include, but are not limited to, the possibility that expected benefits may not materialize in the time frames expected or at all, or may be more costly to achieve; that the Merger may not be timely completed, if at all; that prior to completion of the Merger or thereafter, the parties’ respective businesses may not perform as expected due to transaction-related uncertainties or other factors; that the parties are unable to implement successful integration strategies; that the required regulatory, shareholder, or other closing conditions are not satisfied in a timely manner, or at all; reputational risks and the reaction of the parties’ customers to the Merger; diversion of management time to Merger-related issues; and other factors and risk influences contained in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2016 and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed. Neither the Company nor First Reliance undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this Current Report on Form 8-K, the exhibits hereto or any related documents, the Company and First Reliance claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information and Where to Find It.

This communication is being made in respect of the Merger involving the Company and First Reliance. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the Merger, Independence will file with the Securities and Exchange Commission (the “SEC”) a proxy statement for the shareholders of the Company. The Company will mail the final proxy statement to its shareholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The proxy statement, as well as other filings containing information about the Company, will be available without charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and other documents filed with the SEC in connection with the Merger can also be obtained, when available, without charge, from the Company’s website (https://www.independencenb.com/).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDEPENDENCE BANCSHARES, INC.

Dated: September 25, 2017	By:	/s/ Lawrence R. Miller
Name: Lawrence R. Miller
Title: Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of September 25, 2017, by and among First Reliance Bancshares, Inc., FR Merger Subsidiary, Inc., and the Company
3.1	Amendment to Amended and Restated Bylaws of the Company, dated as of September 25, 2017
10.1	Amendment to Amended and Restated Employment Agreement, dated as of September 25, 2017, by and among the Company, the Bank and Lawrence R. Miller
10.2	Non-Solicitation Agreement, dated as of September 25, 2017, by and between First Reliance Bancshares, Inc. and Martha L. Long
10.3	Non-Solicitation Agreement, dated as of September 25, 2017, by and between First Reliance Bancshares, Inc. and E. Fred Moore
99.1	Press release dated September 25, 2017 announcing the Merger Agreement